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                                                                    EXHIBIT 5.01




                                  June 26, 1997


Excite, Inc.
555 Broadway
Redwood City, California  94063

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about June 26, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,255,000 additional shares of your Common Stock (the "Stock") subject to issuance by you pursuant to your 1996 Equity Incentive Plan (the "Plan").

        In rendering this opinion, we have examined the following:


        (1) the Registration Statement, together with the exhibits filed as a part thereof, including, without limitation, the Plan and related documents;

        (2) the minutes of meetings and actions by written consent of the Board of Directors relating to the Plan and the increase, by 3,255,000 shares, of the number of shares of Stock covered thereby;

        (3) the Articles of Incorporation of Excite, Inc. ("Excite") as amended through June 26, 1996 and the Bylaws of Excite both certified by Excite on June 26, 1997; and

        (4) a Management Certificate of even date herewith in which you have given us certain factual representations.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

        Based upon the foregoing, it is our opinion that, upon shareholder approval of the increase in the number of shares of Common Stock, by 3,255,000, covered by the Plan, the 3,255,000 additional shares of Stock that may be issued and sold by you pursuant to the Plan and in the manner referred to in the Prospectus associated with the Registration Statement, and, in the case of shares of Stock issuable upon exercise of stock options, the stock options issued thereunder, will be legally issued, fully paid and nonassessable.




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        We consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

        This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                Very truly yours,


                               FENWICK & WEST LLP